The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated October 23, 2019

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018,

Index Supplement dated October 31, 2018

and Product Supplement dated October 31, 2018)

UBS AG $• Autocallable Inverse Knock-Out Notes

Linked to the performance of the S&P 500® Index due on or about October 31, 2024

Investment Description

UBS AG Autocallable Inverse Knock-Out Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the S&P 500® Index (the “Underlying Asset”). The amount you receive will be based on the performance of the Underlying Asset over the term of the Notes. UBS will automatically call the Notes early if a “Knock-Out Event” occurs, meaning that the Closing Level of the Underlying Asset is less than the Knock-Out Level on any trading day during the Observation Period, which is each day from and excluding the Trade Date to and including the Valuation Date. If a Knock-Out Event occurs, UBS will automatically call the Notes early and pay you on the applicable Call Settlement Date a cash payment per Note equal to your Principal Amount plus a return equal to the Conditional Return of 4.00%, and no further amounts will be owed to you under the Notes. If a Knock-Out Event does not occur, UBS will not automatically call the Notes and, if the Final Level of the Underlying Asset is equal to or greater than the Initial Level, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount and you will not receive a positive return on the Notes. The “Final Level” of the Underlying Asset is the Closing Level of the Underlying Asset on the “Valuation Date” specified under “— Key Dates” below. If a Knock-Out Event does not occur and the Final Level is less than the Initial Level (and equal to or greater than the Knock-Out Level), at maturity UBS will pay you a cash payment per Note equal to the Principal Amount plus a positive return equal to the “Bearish Underlying Return”, which is equal to the quotient, expressed as a percentage, of (a) the Initial Level minus the Final Level, divided by (b) the Initial Level. Due to the inclusion of the Knock-Out Level, the amount you receive at maturity in this scenario will be capped at 25.00%. Investing in the Notes involves significant risks. The Notes do not pay interest and the potential return on the Notes is limited. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Automatic Call and Conditional Return if a Knock-Out Event Occurs: If a Knock-Out Event occurs, the Notes will be called automatically and UBS will pay you on the applicable Call Settlement Date a cash payment per Note equal to your Principal Amount plus a return equal to the Conditional Return of 4.00%. No further amounts will be owed to you under the Notes after the applicable Call Settlement Date.
❑	Repayment of Principal if a Knock-Out Event Does Not Occur and the Underlying Asset Remains Flat or Appreciates: If the Notes are not automatically called because a Knock-Out Event does not occur, and the Final Level is equal to or greater than the Initial Level, at maturity UBS will pay you a cash payment per Note that is equal to the Principal Amount and you will not receive a positive return on the Notes. Any payment on the Notes, including any repayment of principal, is subject to the credit worthiness of UBS.
❑	Contingent Inverse (Bearish) Return Feature: If the Notes are not automatically called because a Knock-Out Event does not occur, and the Final Level of the Underlying Asset is less than the Initial Level (and equal to or greater than the Knock-Out Level), at maturity UBS will pay you a cash payment per Note that is equal to the Principal Amount plus a positive return equal to the Bearish Underlying Return. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	October 25, 2019
Settlement Date**	October 30, 2019
Valuation Date	October 28, 2024
Maturity Date	October 31, 2024

*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on or about the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The Issuer will not make any interest payments on the Notes. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. The final terms of the Notes will be set on the Trade Date. The potential return on the Notes is limited to 25.00%. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Initial Level	Knock-Out Level	Conditional Return	CUSIP	ISIN
S&P 500® Index	SPX	•	75.00% of the Initial Level	4.00%	90270KS67	US90270KS670

The estimated initial value of the Notes as of the Trade Date is expected to be between $937.00 and $967.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 4 and 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the index supplement, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1) (2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the S&P 500® Index	$•	$1,000.00	$•	$30.00	$•	$970.00

(1)  Certain fiduciary accounts will pay a purchase price of $970.00 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any underwriting discount or fees.

(2)  J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the Issuer or one of our affiliates of $30.00 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes and an index supplement), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Index Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm
♦	Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Inverse Knock-Out Notes” or the “Notes” refer to Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018, references to the “index supplement” mean the UBS index supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” beginning on page PS-9 of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of receiving no return on the Notes at maturity.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying asset (the “Underlying Equity Constituents”).
♦	You believe that a Knock-Out Event will not occur, meaning that the Closing Level of the Underlying Asset will not be less than the Knock-Out Level on any trading day during the Observation Period (including the Valuation Date), and that the Final Level will be less than the Initial Level (and equal to or greater than the Knock-Out Level).
♦	You understand and are willing to accept that you will benefit from the Bearish Underlying Return only if a Knock-Out Event does not occur and the Final Level is less than the Initial Level (and equal to or greater than the Knock-Out Level).
♦	You understand and are willing to accept that, if the Notes are not automatically called because a Knock-Out Event does not occur, your potential return is limited by the Knock-Out Level and you are willing to invest in the Notes based on the Knock-Out Level indicated on the cover hereof.
♦	You understand and are willing to accept that your return will be limited to the Conditional Return of 4.00% if a Knock-Out Event occurs and you are willing to invest in the Notes based on the Conditional Return.
♦	You understand and are willing to accept that the Final Level will be based only on the Closing Level of the Underlying Asset on the Valuation Date.
♦	You can tolerate fluctuations in the price of the Notes prior to an automatic call or maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You understand and are willing to accept the risks associated with the Underlying Asset.
♦	You are willing to invest in Notes that may be called prior to maturity and you are otherwise willing to hold the Notes to maturity.
♦	You understand and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of including the risk of receiving no return on the Notes at maturity.
♦	You seek current income from your investment or are not willing to forgo any dividends paid on the Underlying Equity Constituents.
♦	You believe that a Knock-Out Event will occur or that the Final Level will be equal to or greater than the Initial Level.
♦	You do not understand or are unwilling to accept that you will benefit from the Bearish Underlying Return only if a Knock-Out Event does not occur and the Final Level is less than the Initial Level (and equal to or greater than the Knock-Out Level).
♦	You do not understand or are unwilling to accept that, if the Notes are not automatically called because a Knock-Out Event does not occur, your potential return is limited by the Knock-Out Level, or you are unwilling to invest in the Notes based on the Knock-Out Level indicated on the cover hereof.
♦	You do not understand or are unwilling to accept that your return will be limited to the Conditional Return of 4.00% if a Knock-Out Event occurs or you are unwilling to invest in the Notes based on the Conditional Return.
♦	You do not understand or are not willing to accept to accept that the Final Level will be based only on the Closing Level of the Underlying Asset on the Valuation Date.
♦	You cannot tolerate fluctuations in the price of the Notes prior to an automatic call or at maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not understand or are not willing to accept the risks associated with the Underlying Asset.
♦	You are unable or unwilling to invest in Notes that may be called prior to maturity or you are otherwise unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review "Information About the Underlying Asset" herein for more information on the Underlying Asset. You should also review carefully the "Key Risks" section herein and the more detailed "Risk Factors" in the accompanying product supplement for risks related to an investment in the Notes.

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Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note (subject to a minimum investment of 10 Notes representing a $10,000 investment and integral multiples of $1,000 in excess thereof).
Term	Approximately 60 months, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the Calculation Agent may adjust the Valuation Date and the Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The S&P 500® Index
Automatic Call

If a Knock-Out Event occurs, the Notes will be called automatically and UBS will pay you on the Call Settlement Date a cash payment per Note equal to:

$1,000 + ($1,000 x Conditional Return)

No further amounts will be owed to you under the Notes after the Call Settlement Date.

Knock-Out Event	A Knock-Out Event will occur if the Closing Level of the Underlying Asset is less than the Knock-Out Level on any Trading Day during the Observation Period (including the Valuation Date).
Knock-Out Level(1)	A specified level of the Underlying Asset that is less than the Initial Level, equal to a percentage of the Initial Level, as indicated on the cover hereof.
Observation Period	Each day from but excluding the Trade Date to and including the Valuation Date. The Observation Period is a “valuation period” for purposes of the market disruption event provisions in the accompanying product supplement.
Call Settlement Date	Three business days following the trading day during the Observation Period on which the Closing Level of the Underlying Asset is less than the Knock-Out Level.
Conditional Return	4.00%
Payment at Maturity (per Note)

If a Knock-Out Event has not occurred and the Final Level of the Underlying Asset is equal to or greater than the Initial Level, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If a Knock-Out Event has not occurred and the Final Level of the Underlying Asset is less than the Initial Level (and equal to or greater than the Knock-Out Level), UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × Bearish Underlying Return)

In this scenario, you will receive a 1% positive return on the Notes for each 1% negative return on the Underlying Asset but, due to the inclusion of the Knock-Out Level, your return on the Notes will be limited to 25.00%.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Bearish Underlying Return	The quotient, expressed as a percentage, of the following formula: Initial Level – Final Level Initial Level
Initial Level(1)	The Closing Level of the Underlying Asset on the Trade Date.
Final Level(1)	The Closing Level of the Underlying Asset on the Valuation Date, which is indicated on the cover hereof.
(1)	As determined by the Calculation Agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The Initial Level is observed and the final terms of the Notes are set.
¯
Each Trading Day During the Observation Period

If a Knock-Out Event occurs, the Notes will be called automatically and UBS will pay you on the Call Settlement Date a cash payment per Note equal to:

$1,000 + ($1,000 x Conditional Return).

No further amounts will be owed to you under the Notes after the Call Settlement Date.

Valuation Date	If a Knock-Out Event has not occurred prior to the Valuation Date, the Final Level (which is equal to the Closing Level of the Underlying Asset) is observed on the Valuation Date.
¯
Maturity Date

If a Knock-Out Event has not occurred and the Final Level of the Underlying Asset is equal to or greater than the Initial Level, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If a Knock-Out Event has not occurred and the Final Level of the Underlying Asset is less than the Initial Level (and equal to or greater than the Knock-Out Level), UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × Bearish Underlying Return)

In this scenario, you will receive a 1% positive return on the Notes for each 1% negative return on the Underlying Asset but, due to the inclusion of the Knock-Out Level, your return on the Notes will be limited to 25.00%.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Key Risks

An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors regarding the consequences of an investment in the Notes.

♦	The stated payout from the issuer applies only upon an automatic call or at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of the Underlying Asset. All payments on the Notes are subject to the creditworthiness of UBS.
♦	The Bearish Underlying Return feature applies only if a Knock-Out Event does not occur and the Final Level is less than the Initial Level (and equal to or greater than the Knock-Out Level), and applies only at maturity — The Notes are designed for investors who believe that the Closing Level of the Underlying Asset will decline over the term of the Notes, but not to a level that is less than the Knock-Out Level. Any potential return on the Notes is limited to the percentage difference between the Knock-Out Level and the Initial Level. If a Knock-Out Event does not occur, so the Notes are not automatically called, your ability to participate in any decline of the underlying asset and your potential return are limited by the Knock-Out Level, and in no event will any return on the Notes exceed the percentage difference between the Knock-Out Level and the Initial Level. Additionally, if a Knock-Out Event occurs, the Notes will be automatically called and you will receive a cash payment on the applicable Call Settlement Date equal to the Principal Amount of your Notes plus a return equal to the Conditional Return of 4.00%. However, if a Knock-Out Event does not occur, so the Notes are not automatically called, and the Final Level is equal to or greater than the Initial Level, you will receive a cash payment at maturity equal to the Principal Amount of your Notes. In this scenario, you will receive no positive return on the Notes. Further, even if a Knock-Out Event does not occur, so the Notes are not automatically called, and the Final Level is less than the Initial Level (and greater than the Knock-Out Level), the Bearish Underlying Return may result in a return on the Notes that is less than the Conditional Return.
♦	Reinvestment risk — The Notes will be automatically called if a Knock-Out Event occurs, meaning that the Closing Level is less than the Knock-Out Level on any trading day during the Observation Period (including the Valuation Date). Because a Knock-Out Event could occur on any trading day during the Observation Period, the term of your investment may be limited. In the event that the Notes are automatically called due to a Knock-Out Event, there is no guarantee that you would be able to reinvest the proceeds at a comparable return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.
♦	If a Knock-Out Event does not occur, the Notes potentially provide only inverse (bearish) exposure to the performance of the Underlying Asset and your return potential on the Notes is limited by the Knock-Out Level — If a Knock-Out Event does not occur, at maturity, you will receive a return equal to the Bearish Underlying Return only if the Final Level is less than the Initial Level (and equal to or greater than the Knock-Out Level). The Notes do not offer exposure to any appreciation in the Underlying Asset or any depreciation below the Knock-Out Level. If the Final Level is equal to or greater than the Initial Level, you will receive an amount per Note at maturity equal to the Principal Amount, you will not receive the Bearish Underlying Return, and the return on an investment in the Notes would be less than a hypothetical direct investment in the Underlying Asset or a direct investment in the Underlying Equity Constituents. Similarly, even if the Final Level is less than the Initial Level, if the Final Level is also less than the Knock-Out Level, a Knock-Out Event will be deemed to have occurred, you will receive a return equal to the Conditional Return of 4.00%, and the return on an investment in the Notes may be less than that of a direct, hypothetical short position in the Underlying Asset or the Underlying Equity Constituents.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The probability that a Knock-Out Event will occur or that the Final Level will be equal to or greater than the Initial Level will depend on the volatility of the Underlying Asset — “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying Asset. A greater expected volatility of the Underlying Asset as of the Trade Date results in a greater expectation as of that date that a Knock-Out Event will occur or that the Final Level of that Underlying Asset could be equal to or greater than the Initial Level. However, the Underlying Asset's volatility can change significantly over the term of the Notes, and a relatively lower Knock-Out Level may not necessarily indicate a lesser likelihood that a Knock-Out Event will occur or a greater likelihood of receiving a percentage return equal to the Bearish Underlying Return. You should be willing to accept the potential to lose any downside participation in the Underlying Asset and to receive a return on your Notes that is equal to or less than the Conditional Return of 4.00%.
♦	Any payment at maturity will be based only on the Closing Level of the Underlying Asset on the Valuation Date — If a Knock-Out Event does not occur, the amount payable at maturity will be calculated by reference to the Closing Level of the Underlying Asset on the Valuation Date. Therefore, if the Closing Level of the Underlying Asset increases or decreases significantly on the Valuation Date, the payment at maturity may be substantially less than it would have been had the payment at maturity been linked to the Closing Level of the Underlying Asset prior to such change. Although the actual Closing Level of the Underlying Asset at any other time during the term of your Notes may be more favorable relative to its Closing Level on the Valuation Date, you will not benefit from the Closing Level of the Underlying Asset at any time other than on the Valuation Date.

3

♦	Market risk — Any return on the Notes is directly linked to the performance of the Underlying Asset and indirectly linked to the value of the Underlying Equity Constituents and will depend on whether a Knock-Out Event occurs and whether, and the extent to which, the Final Level of the Underlying Asset is less than the Initial Level (and equal to or greater than the Knock-Out Level). The level of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset and its Underlying Equity Constituents and their issuers (the “Underlying Equity Issuers”), such as stock or commodity price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market levels and volatility, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the Trade Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the Trade Date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset, any expected dividend paid on the Underlying Equity Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Trade Date will be less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Trade Date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Trade Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Trade Date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Trade Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Trade Date and any such differential between the estimated initial value and the issue price of the Notes as of the Trade Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the Underlying Asset and the Underlying Equity Constituents; the volatility of the Underlying Asset and the Underlying Equity Constituents; any dividends paid on the Underlying Equity Constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the Underlying Asset is currently or has been less than its Knock-Out Level, the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes; and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	The Bearish Underlying Return feature is not the same as taking a hypothetical short position directly in the Underlying Asset or the Underlying Equity Constituents — The return on the Notes will not reflect the return you would realize if you actually took a short position directly in the Underlying Asset or its Underlying Equity Constituents. For example, due to the inclusion of the Knock-Out Level and the automatic call feature, the Notes provide only limited inverse exposure to the decline in the level of the Underlying Asset and only if a Knock-Out Event does not occur during the term of the Notes. Furthermore, to maintain a short position in an Underlying Equity Constituent, you would have to pay dividend payments (if any) to the entity that lends you the Underlying Equity Constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall and there can be no assurance that a Knock-Out Event will not occur or that the Final Level of the Underlying Asset will be less than the Initial Level (and equal to or greater than the Knock-Out Level). The level of the Underlying Asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Equity Constituents. You should be willing to accept the risks associated with the relevant markets tracked by the Underlying Asset in general and its Underlying Equity Constituents in particular.
♦	The Underlying Asset reflects price return, not total return — The return on your Notes is based on the performance of the Underlying Asset, which reflects the changes in the market prices of its Underlying Equity Constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Underlying Equity Constituents. Any return on your Notes will not include such a total return feature or dividend component.
♦	Changes affecting the Underlying Asset could have an adverse effect on the value of, and amount payable on, the Notes — The policies of the Index Sponsor as specified under “Information About the Underlying Asset”, concerning additions, deletions and substitutions of the Underlying Equity Constituents and the manner in which the Index Sponsor takes account of certain changes affecting those Underlying Equity Constituents may adversely affect the levels of the Underlying Asset. The policies of the Index Sponsor with respect to the calculation of the Underlying Asset could also adversely affect the levels of the Underlying Asset. The Index Sponsor may discontinue or suspend calculation or dissemination of the Underlying Asset. Any such actions could have an adverse effect on the value of, and amount payable on, the Notes.
♦	UBS cannot control actions by the Index Sponsor and the Index Sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying Asset. The Index Sponsor is not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and amount payable on, your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Equity Constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset or any Underlying Equity Constituent may adversely affect the level of that Underlying Asset on any trading day during the Observation Period (including the Valuation Date) and, therefore, the market value of, and amount payable on, the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any Underlying Equity Issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent can postpone the determination of the terms of the Notes on the Trade Date, the Closing Level of the Underlying Asset on any trading day during the Observation Period (including the Valuation Date) and the Final Level on the Valuation Date if a Market Disruption Event affecting the Underlying Asset occurs and is continuing on that day. As UBS determines the economic terms of the Notes, including the Knock-Out Level and Conditional Return, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material U.S. Federal Income Tax Consequences” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

6

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the Trade Date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 60 months (unless called earlier)
Initial Level:	3,000
Knock-Out Level:	2,250 (75.00% of the Initial Level)
Conditional Return:	4.00%

Example 1: A Knock-Out Event occurs during the Observation Period so the Notes are called automatically.

Because a Knock-Out Event occurs, meaning that the Closing Level of the Underlying Asset is less than the Knock-Out Level on a trading day during the Observation Period, the Notes will be automatically called and UBS will pay you an amount in cash per Note on the applicable Call Settlement Date equal to the Principal Amount plus a return equal to the Conditional Return, calculated as follows:

$1,000 + ($1,000 x 4.00%)
= $1,040.00 (a 4.00% total return).

No further amounts will be owed to you on the Notes.

Example 2: A Knock-Out Event does not occur during the Observation Period and the level of the Underlying Asset increases from the Initial Level to a Final Level of 3,360.

Because a Knock-Out Event does not occur during the Observation Period and the Final Level of the Underlying Asset is equal to or greater than the Initial Level, the Payment at Maturity per Note will be equal to the Principal Amount of $1,000 (a 0.00% total return).

Example 3: A Knock-Out Event does not occur during the Observation Period and the level of the Underlying Asset decreases from the Initial Level to a Final Level of 2,970.

Because a Knock-Out Event does not occur during the Observation Period and the Final Level of the Underlying Asset is less than the Initial Level (and equal to or greater than the Knock-Out Level), the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × Bearish Underlying Return)

= $1,000 + ($1,000 × 1.00%)

= $1,010.00 per Note (a 1.00% total return)

In this scenario, because the Bearish Underlying Return is less than the Conditional Return, your return will be less than it would have been if the Notes were automatically called due to a Knock-Out Event.

Example 4: A Knock-Out Event does not occur during the Observation Period and the level of the Underlying Asset decreases from the Initial Level to a Final Level of 2,400.

Because a Knock-Out Event does not occur during the Observation Period and the Final Level of the Underlying Asset is less than the Initial Level (and equal to or greater than the Knock-Out Level), the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 × Bearish Underlying Return)

= $1,000 + ($1,000 × 20.00%)

= $1,200.00 per Note (a 20.00% total return)

Hypothetical Return on the Notes at Maturity if a Knock-Out Event Does Not Occur

Underlying Asset			Payment at Maturity
Final Level	Percentage Change from Initial Level to Final Level	Bearish Underlying Return(1)	Payment at Maturity	Note Total Return
4,200.00	40.00%	N/A	$1,000.00	0.00%
3,900.00	30.00%	N/A	$1,000.00	0.00%
3,600.00	20.00%	N/A	$1,000.00	0.00%
3,300.00	10.00%	N/A	$1,000.00	0.00%
3,150.00	5.00%	N/A	$1,000.00	0.00%
3,000.00	0.00%	N/A	$1,000.00	0.00%
2,985.00	-0.50%	0.50%	$1,005.00	0.50%
2,850.00	-5.00%	5.00%	$1,050.00	5.00%
2,700.00	-10.00%	10.00%	$1,100.00	10.00%
2,550.00	-15.00%	15.00%	$1,150.00	15.00%
2,400.00	-20.00%	20.00%	$1,200.00	20.00%
2,250.00	-25.00%	25.00%	$1,250.00	25.00%
(1)	The Bearish Underlying Return excludes any cash dividend payments on the Underlying Equity Constituents.

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Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included below is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. Set forth below is a graph that provides closing levels for the Underlying Asset for the period specified. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Asset as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “Index Sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of September 30, 2019 as follows: Information Technology (21.9%); Health Care (13.7%); Financials (12.9%); Communication Services (10.4%); Consumer Discretionary (10.1%); Industrials (9.3%); Consumer Staples (7.6%); Energy (4.5%); Utilities (3.6%); Real Estate (3.2%); and Materials (2.7%). As of September 28, 2018, the index sponsor and MSCI Inc. broadened the existing Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. These changes were effective for SPX as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing. As of February 20, 2019, company additions to SPX should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more) and a security level float-adjusted market capitalization that is at least $4.1 billion.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2009 through October 21, 2019, based on information from Bloomberg. The dotted line represents a hypothetical Knock-Out Level of 2,255.04, which is equal to 75.00% of 3,006.72, which was the Closing Level of the Underlying Asset on October 21, 2019. The actual Initial Level and Knock-Out Level will be determined on the Trade Date. Past performance of the SPX is not indicative of the future performance of SPX.

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Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the Notes have only a single contingent payment upon automatic call or at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [•]% per annum, compounded semi-annually, with a projected payment at maturity of $[•] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
October 30, 2019 through December 31, 2019	$[•]	$[•]
January 1, 2020 through December 31, 2020	$[•]	$[•]
January 1, 2021 through December 31, 2021	$[•]	$[•]
January 1, 2022 through December 31, 2022	$[•]	$[•]
January 1, 2023 through December 31, 2023	$[•]	$[•]
January 1, 2024 through October 31, 2024	$[•]	$[•]

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made upon an automatic call or at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment upon an automatic call or at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

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In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying equity constituents.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be), that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

10

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount set forth on the cover hereof. The Placement Agents intend to resell the offered Notes at the original issue price to the public, but will forgo fees for sales to certain fiduciary accounts. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Trade Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Trade Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. Further, the fees and commissions described on the cover hereof will not be rebated if the Notes are automatically called. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

11

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Notes at Maturity	7
Information About the Underlying Asset	8
Material U.S. Federal Income Tax Consequences	9
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	11

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76
Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S.Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSETM 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI-EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Autocallable Inverse Knock-Out Notes due on or about October 31, 2024

Preliminary Pricing Supplement dated October 23, 2019

(To Product Supplement dated October 31, 2018,

Index Supplement dated October 31, 2018

and Prospectus dated October 31, 2018)

UBS Investment Bank

J.P. Morgan Securities LLC